Free Writing Prospectus

Pursuant to Rule 433

Filed on September 2, 2016

Registration No. 333-212046

Press Release

Release date: September 2, 2016

Communications Sales & Leasing Announces $250 Million ATM Equity Offering Program

LITTLE ROCK, Ark., September 2, 2016 (GLOBE NEWSWIRE) — LITTLE ROCK, Ark. — Communications Sales & Leasing, Inc. (“CS&L” or the “Company”) (Nasdaq: CSAL) today announced the establishment of an “at the market” equity offering program, pursuant to which the Company may offer and sell shares of its common stock, par value $0.0001 per share, with an aggregate gross sales amount of up to $250 million through equity distribution agreements with BofA Merrill Lynch, Goldman Sachs & Co., Morgan Stanley and Wells Fargo Securities.

The Company has no immediate intention to utilize the program as it currently has substantial liquidity from existing cash on hand and undrawn borrowing capacity under its revolving credit agreement. However, this program provides additional financial flexibility and an alternative mechanism to access the capital markets at an efficient cost as and when the Company needs financing, including for acquisitions.

The Company has filed a registration statement (including a prospectus and a related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering of shares of common stock described in this press release. Sales of the shares of common stock may be made, as needed, from time to time by means of ordinary brokers’ transactions on the Nasdaq stock market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Prior to investing, prospective investors should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. These documents may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of shares of the Company’s common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT CS&L

CS&L, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry. CS&L currently owns 4.2 million fiber strand miles, 86 wireless towers, and other communications real estate throughout the United States and Mexico.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations regarding CS&L’s financial position, results of operations, market position, growth opportunities, economic conditions and other similar forecasts and statements of expectation, including, but not limited to, expectations regarding it’s “at the market” continuous equity offering program.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “estimate(s),” “foresee(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could materially alter our expectations with regard to the forward-looking statements or which could cause actual results to differ materially from our expectations include, but are not limited to: the ability and willingness of customers to meet and/or perform their obligations under any contractual arrangements that are entered into with us; the ability of customers to comply with laws, rules and regulations in the operation of the assets we lease to them; the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; our ability to generate sufficient cash flows to service our outstanding indebtedness; our ability to access debt and equity capital markets; changes in the credit ratings of CS&L and our customers; fluctuating interest rates; our ability to retain key management personnel; our ability to qualify or maintain our status as a real estate investment trust (“REIT”); changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; other risks inherent in ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; the risk that we fail to fully realize the potential benefits of M&A transactions or have difficulty integrating acquired companies; and additional factors discussed in the Risk Factors sections of our reports filed with the SEC.

CS&L expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

INVESTOR CONTACT:

Mark A. Wallace, 501-850-0866

EVP, Chief Financial Officer & Treasurer

mark.wallace@cslreit.com